Exhibit 99.1

CareDx Reports Preliminary Fourth Quarter and Full Year 2018 Financial Results

BRISBANE, Calif., January 7, 2019 (GLOBE NEWSWIRE) — CareDx, Inc. (NASDAQ: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights:

•	Continued acceleration of AlloSure penetration

•	In the fourth quarter of 2018, 100 U.S. transplant centers provided AlloSure testing to 3,377 patients

•	Continued progress in AlloSure Registry (K-OAR) enrollment, with 47 centers initiated and 748 patients enrolled as of December 31, 2018

•	Achieved preliminary fourth quarter total revenue of between $23.2 million and $23.5 million

•	Testing services revenue expected to be between $18.5 million and $18.8 million, with 4,575 AlloSure and 4,057 AlloMap patient results provided

•	Product revenue expected to be approximately $4.6 million

•	Strengthened balance sheet through public equity offering and repayment of outstanding debt

•	Preliminary cash and cash equivalents of $64.6 million at December 31, 2018

“2018 was a breakout year for CareDx. We saw rapid adoption of AlloSure in transplant centers across the U.S., resulting in strong revenue growth. We also delivered on our goal of achieving positive adjusted EBITDA ahead of schedule in the third quarter, and significantly strengthened both our financial position and executive leadership team,” said Peter Maag, CareDx Chief Executive Officer. “We are now firmly positioned as the leading provider of genomics-based information in transplantation, and believe that we have the momentum and capabilities to drive continued innovation and growth in 2019.”

Preliminary Full Year and Fourth Quarter 2018 Financial Results

These financial results for the three months and year ended December 31, 2018 are preliminary and subject to completion of the audit of the Company’s consolidated financial statements as of, and for the year ended, December 31, 2018, and will be updated with the filing of the upcoming annual report on Form 10-K for the year ended December 31, 2018.

Revenue for the three months ended December 31, 2018 is expected to be between $23.2 million and $23.5 million, an increase of 85% to 88% compared with $12.5 million in the fourth quarter of 2017. Testing revenue for the quarter is expected to be between $18.5 million to $18.8 million, compared with $8.6 million in the same period in 2017. Product revenue in the three months ended December 31, 2018 is expected to be $4.6 million, compared to $3.7 million in the same period in 2017.

Revenue for the full year ended December 31, 2018 is expected to be between $76.2 million and $76.5 million, an increase of approximately 58% compared with $48.3 million in 2017. Testing revenue for the year ended December 31, 2018 is expected to be between $59.9 million to $60.2 million, compared with $33.1 million in 2017. Product revenue for the full year 2018 is expected to be $15.7 million, compared to $14.6 million in 2017.

Preliminary cash and cash equivalents were $64.6 million as of December 31, 2018. In the fourth quarter of 2018, CareDx received $53.8 million net cash from a public offering of common stock and exercises of common stock warrants and options, and used $16.7 million cash to repay all outstanding debt. CareDx expects to report positive cash flow from operating activities in the three months ended December 31, 2018.

CareDx will report fourth quarter and full year 2018 financial results and provide 2019 financial guidance on its March 2019 earnings call.

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products along the pre- and post-transplant testing continuum, and is the leading provider of genomics-based information for transplant patients.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding the Company’s financial results, including expectations regarding the Company’s fourth quarter and full-year fiscal 2018 revenue, testing revenue and product revenue, 2018 year-end cash and cash equivalents, and the Company’s prospects, including prospects for continued innovation and growth in 2019. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including completion of the audit of the Company’s consolidated financial statements as of, and for the year ended, December 31, 2018, general economic and market factors, among others discussed in CareDx’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by CareDx with the SEC on March 22, 2018 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com